The following Amendment No. 6 to the Atlantic Richfield Special
  Terminiation Allowance Plan contains the current change of control provisions applicable to the Company's executive management team, including its five most highly compensated executed officers.


                         AMENDMENT NO. 6
                               TO
                       ATLANTIC RICHFIELD
               SPECIAL TERMINATION ALLOWANCE PLAN
                  _____________________________


Pursuant to the power of amendment reserved therein, the Atlantic
Richfield Special Termination Allowance Plan (the "Plan") is hereby amended effective as of July 28, 1997.

1. Section 3, Paragraphs 3.15, 3.19 and 3.20 of the Plan are amended to read as follows:

   "3.15  "Anticipatory Change of Control"  means  (a)
          the execution of an agreement or a written document which, if the subject thereof were consummated, would result in a Change of Control; (b) a public announcement by any Person, including ARCO, of an intent to take an action(s) which, if consummated, would result in a Change of Control; or (c) the delivery of a signed, written statement to the Trustee of the Change of Control Trust and ARCO's Independent Auditor by the Chief Financial Officer of ARCO and General Counsel of ARCO that an Anticipatory Change of Control is in effect, provided that, with respect to any of the above three circumstances, the Anticipatory Change of Control shall not be effective until approved by either the Board or the Executive Committee of the Board."

   "3.19  "Change  of  Control  Trust"  means  the   trust
          established by ARCO to provide for the payment of any benefits, in whatever form is required, under this Plan on and after a Change of Control."

   "3.20 "Special Plan Administrator" means the entity designated in the Change of Control Trust, which shall have full administrative powers under this Plan on and after a Change of Control, including, but not limited to, all interpretive and decision powers reserved to the Administrator prior to a Change of Control."

2.  Section  3,  Paragraph  3.21 of the  Plan  is  deleted  and
Paragraph  3.22 is renumbered as Paragraph 3.21.  New  Paragraphs
3.22, 3.23 and 3.24 are added to the Plan to read as follows:


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
   "3.22 "Board" means the Board of Directors of ARCO established by the Articles of Incorporation of ARCO.

   3.23 "Executive Committee" means the Executive Committee of the Board as established by the Board of Directors of ARCO.

   3.24 "Severance Plan" means the Special Termination Allowance Plan, Enhanced Retirement Plan (i.e., an improvement over the basic retirement allowance applicable for a limited period of time such as the "5+5" Enhanced Retirement Plan benefit under the Atlantic Richfield Retirement Plan II effective October 2, 1998) and/or such other severance plan generally applicable to Employees involuntarily terminated by the Company, as such plan or plans may be in effect on the date immediately preceding a Change of Control."

3.   Section 6 of the Plan is amended to read as follows:

                           "SECTION 6

        ALLOWANCES PAYABLE FOLLOWING A CHANGE OF CONTROL

    6.1 Notwithstanding any other provision of the Plan, if an Employee is terminated from employment under any of the circumstances described under Paragraph 6.2, during the Benefit Trigger Window, the Employee will be paid a single cash allowance as described in Paragraph 6.3, as soon as possible following such termination.

    6.2 Notwithstanding any other provision of this Plan, Termination of Employment shall mean termination of employment, other than due to voluntary termination or for cause, during the Benefit Trigger Window and shall include such additional circumstances of termination as described in footnote 4 of Paragraph 6.3.

     6.3 Following Termination of Employment of a Participant, as described in Paragraph 6.2, a cash payment, as chosen by the Participant, shall be made as prescribed under the following payment schedule:

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
                           PARTICIPANT CHOICES:
                         (1)  Multiple of Covered
         EMPLOYEE          Compensation (F1); or        CONSTRUCTIVE
           GRADE         (2)  Severance Plan (F2)     TERMINATION (F3)
         --------        ------------------------     ----------------
          EO & E1        3 x CC or Severance                Yes
            E2           3 x CC or Severance                Yes
            E3           2 x CC or Severance                Yes
            E4           1-1/2 x CC or Severance          Limited
          10 & 9         1 x CC or Severance              Limited
         8 & below       1/2 x CC or Severance            Limited


     6.4  Special Tax Allowance

          (a) A special cash allowance shall be paid to each Employee in Grades E0, E1, E2 and E3 as soon as possible following the end of the Benefit Trigger Window in an amount equal to any excise tax which has been assessed (or, in the sole discretion of the Special Plan Administrator will be assessed) against the Employee under 4999 ("Golden Parachute Payments") of the Internal Revenue Code (the "Code").

         (b)   As to all Employees Grade E4 or below,
               the Special Plan Administrator shall, in its sole discretion, review the value of all benefits paid and which may become payable to a Participant from time-to-time and determine whether (i) the total amount should be frozen at the amount which constitutes a "Parachute Payment" under 2806(b)(2) of the Code, and if so, the allocation of payments to achieve such result or (ii) the total amount should be continued to be paid to the Participant pursuant to plan provisions without regard to the application of 2806 and 4999 of the Code. If the amount under Subparagraph (i) exceeds the amount paid under Subparagraph (ii) after assessment of any applicable taxes

----------------

(F1) Covered Compensation ("CC") is the amount equal to the sum of (a) annualized Pay and the average of any lump sum merit adjustments of Pay for each of the prior 3 years, plus (b) either (i) the average of the non-Atlantic Richfield Annual Incentive Plan (AIP) bonus for each of the prior 3 years, or (ii) the greater of the AIP Award for each of the prior 3 years or the current year Target AIP Award (as defined in the AIP).

(F2) Severance Plan ("Severance") means the Severance Plan as defined in Section 3.22 of this Plan.

(F3) Constructive termination means an Employee's election to terminate following management's request to (a) accept a demotion to a lesser job, (b) accept a reduction in Pay plus the Target AIP Award (as defined in the AIP) by 10% or more, or (c) accept a new principal place of work which would qualify for deduction of moving expenses under Section 217 of Internal Revenue Code. For all Employees below Grade E3, constructive termination is limited as follows: Only provisions (b) and (c) apply and for Employees Grade 8 or below, provision (b) shall apply only to Pay.

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
               under Section 4999 of the Code, the excess amount shall be paid to the Participant as soon as possible following such determination by the Special Plan Administrator."


4.   Section  9, Paragraph 9.3(a) of the Plan is amended  to read as follows:

        "9.3   (a)  During an Anticipatory Change of Control
               the Plan may not be amended, except to the extent required to comply with legal requirements, upon advice of Counsel, and in any event, such amendment may be adopted only by the Board. Any such amendment during a period of an Anticipatory Change of Control which reduces benefits or otherwise adversely affects the payment of benefits to which an Employee would otherwise be eligible or would have been eligible upon termination of employment following a Change of Control, as determined in the sole discretion of the Special Plan Administrator, shall provide substantially equivalent value in replacement thereof to the Participant."

    Executed this 5th day of November, 1998.


ATTEST                             ATLANTIC RICHFIELD COMPANY


     /s/ ARMINEH SIMONIAN                /s/ JOHN H. KELLY
BY: ______________________         BY: ____________________________
                                             JOHN H. KELLY
                                         Senior Vice President
                                             Human Resources


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